SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Hormel Foods Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, Austin, Minnesota, on Tuesday, January 25, 2005, at 8:00 p.m. Central standard time, for the following purposes:

1.          To elect a board of 13 directors for the ensuing year.

2.          To vote on ratification of appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors for the fiscal year which will end October 30, 2005.

3.          To vote on approval of the Hormel Foods Corporation 2005 Long-Term Incentive Plan to enable compensation paid under the Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

4.          To consider and act upon a stockholder proposal requesting that the Board of Directors of Hormel Foods Corporation issue a sustainability report to stockholders by August 2005, examining the environmental impacts of both Company-owned and contract livestock operations, if presented at the meeting.

5.          To transact such other business as may properly come before the meeting.

The Board of Directors has fixed November 29, 2004, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors

JAMES W. CAVANAUGH

Secretary

December 23, 2004

HORMEL FOODS CORPORATION

(CUSIP No. 440452100)

1 HORMEL PLACE

AUSTIN, MINNESOTA 55912

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on January 25, 2005. The shares represented by the enclosed proxy will be voted in accordance with the stockholder’s directions if the proxy is duly executed and returned prior to the meeting. If no directions are specified, the shares will be voted for the election of directors recommended by the Board of Directors, for the ratification of the appointment of Ernst & Young LLP as independent auditors for the next fiscal year, for the approval of the Company’s Long-Term Incentive Plan, against the stockholder proposal for a sustainability report, if presented, and, in the discretion of the persons named in the proxy, as to such other matters as may properly come before the meeting and as to which the Company did not have knowledge prior to October 30, 2004. As an alternative to completing the enclosed proxy card and mailing it to the Company, stockholders can vote by telephone or by the Internet. The procedures for voting by telephone or the Internet are set out on the proxy card. Any person giving a proxy may revoke it at any time before it is exercised by contacting the Secretary of the Company.

The expenses of soliciting proxies will be paid by the Company. If it appears necessary or advisable, proxies may be solicited at Company expense personally, or by telephone or facsimile, by directors, officers and other employees who will not receive additional compensation. The Company will also reimburse brokerage firms, and other custodians, nominees and fiduciaries, for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners. Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

The Company had 137,916,158 shares of Common Stock outstanding as of November 29, 2004. Each share of stock is entitled to one vote, and there is no cumulative voting. The Company has no other class of shares outstanding. Only common stockholders of record at the close of business as of November 29, 2004, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A majority of the outstanding shares will constitute a quorum at the meeting. If a stockholder holds shares in street name (i.e., the shares are held in a stock brokerage account or by a bank, trust or other institution) and does not provide voting instructions to the holder of the account, such shares will be considered to be “broker nonvotes”. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Shares represented by abstentions are counted in the same manner as shares submitted with a “withheld” or “no” vote in tabulating the votes cast on proposals presented to stockholders, whereas shares represented by broker nonvotes are not considered entitled to vote on the proposal in question, and therefore, not counted for purposes of determining whether a proposal has been approved. Under current New York Stock Exchange rules, nominees would have discretionary voting power for the election of directors (Item #1), for ratification of Ernst & Young LLP as independent auditors (Item #2), for approval of the Company’s Long-Term Incentive Plan (Item #3), but not for the stockholder proposal (Item #4). This proxy statement and form of proxy are being mailed to stockholders on or about December 23, 2004.

HOUSEHOLDING INFORMATION

Only one annual report and proxy statement is being delivered to multiple security holders sharing an address, having received prior notice of our intent to deliver one report per address, unless the Company received contrary instructions from one or more of the security holders.

If you and other stockholders of the Company with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy for your household, please contact the transfer agent (Wells Fargo Bank Minnesota, N.A., P.O. Box 64854, St. Paul, MN 55164-0854; Phone 1-877-536-3559) with the names in which all accounts are registered and the name of the account for which you wish to receive mailings. This will not in any way affect dividend check mailings.

If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please call 507-437-5944 or mail a request to the Corporate Secretary, 1 Hormel Place, Austin, MN 55912. We will deliver the requested documents promptly upon your request.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any stockholder intending to present a proposal at the Annual Meeting of Stockholders to be held in 2006 must arrange to have the proposal delivered to the Company not later than August 25, 2005, in order to have the proposal considered for inclusion in the

Company’s proxy statement and the form of proxy for that meeting.

Additionally, the Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as Directors for consideration at the Annual Meeting of Stockholders, whether or not the proposal or nomination is requested to be included in the proxy statement and proxy. Those requirements include a written notice to the Secretary of the Company to be received at the Company’s principal executive offices at least ninety (90) days before the date that is one year after the prior year’s annual meeting. For business or nominations intended to be brought to the Annual Meeting of Stockholders to be held in 2006, that date is October 27, 2005. Stockholder proposals or director nominations submitted after this date are untimely and may not be presented in any manner at the 2006 Annual Meeting of Stockholders.

CONDUCT OF MEETING

In accordance with the Bylaws, and by action of the Board of Directors, the Chairman will preside over the Annual Meeting of Stockholders. He has broad authority to ensure the orderly conduct of the meeting. This includes discretion to recognize stockholders or proxies who wish to speak, and determine the extent of discussion on each item of business. Rules governing the conduct of the meeting have been established, and will be available at the meeting along with the Agenda. The Chairman may also rely on applicable law regarding disruption or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors recommends a vote for each of the thirteen director nominees listed below. The persons named as proxies in the enclosed proxy will vote for the election of the thirteen nominees named below to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise. In the event any of such nominees should become unavailable for any reason, which the Board of Directors does not anticipate, it is intended that the proxies will vote for the election of such substitute persons, if any, as shall be designated by the Board of Directors. Directors are elected by a plurality of the votes cast. The thirteen candidates receiving the highest number of votes will be elected.

NOMINEES FOR DIRECTORS

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director

JOHN W. ALLEN, Ph.D.	74	Professor Emeritus, Food Marketing, Partnership for Food Industry Development - Fruits and Vegetables, Michigan State University since 2001; Professor and Director of the Food Industry Alliance, Michigan State University from 1969 to 2001. Member of the Board of Directors of Alliance Foods, Inc., Coldwater, Michigan.	1989

JOHN R. BLOCK	69	Executive Vice President of Food Marketing Institute, and President of its Wholesale Division, since 2003; President and Chief Executive Officer of Food Distributors International 1986-2003; Farming Partnership with son since 1961; Former Secretary of the U.S. Department of Agriculture from 1981 to 1986. Member of the Board of Directors of Deere & Company, Moline, Illinois, and Digital Angel Corporation, St. Paul, Minnesota.	1997

JEFFREY M. ETTINGER	46	President and COO since July of 2004; Group Vice President from 2001 to 2004; CEO of Jennie-O Turkey Store, Inc. from 2003 to 2004; President of Jennie-O Turkey Store, Inc. from 2000 to 2003; Vice President of the Company from 1999 to 2001. Member of the Executive Committee of the Board of Directors. Member of the Board of Directors of the Ordway Center for the Performing Arts, St. Paul, Minnesota, and the Southwest Minnesota Foundation, Hutchinson, Minnesota.	2004

E. PETER GILLETTE, JR.	70	Senior Advisor to U.S. Trust Company, and its predecessor Resource Trust Company, since 1998; President, Piper Trust Company from 1995 to 1998, retired 1998; Commissioner of Minnesota Department of Trade and Economic Development from 1991 to 1995; former Vice Chairman, Norwest Corporation (now Wells Fargo Corporation).	1996

LUELLA G. GOLDBERG	67	Trustee, University of Minnesota Foundation since 1975, and Chair, Board of Trustees, from 1996 to 1998. Member, Board of Overseers, Carlson School of Management since 1979. Trustee and Chair Emerita, Wellesley College since 1996. Chair, Board of Trustees, Wellesley College, from 1985 to 1993; Acting President, Wellesley College, from July 1, 1993 to October 1, 1993. Life Director, Minnesota Orchestral Association	1993

since 1997; Chair, Board of Directors, Minnesota Orchestral Association from 1980 to 1983. Member of the Supervisory Board of ING Group, Amsterdam, The Netherlands. Member of the Board of Directors of TCF Financial Corporation, Minneapolis, Minnesota, and of Communications Systems, Inc., and Hector Communications Corporation, both of Hector, Minnesota.

JOEL W. JOHNSON	61	Chairman and Chief Executive Officer since July 2004; Chairman, President and Chief Executive Officer from 1995 to 2004. Chairman of the Executive Committee of the Board of Directors. Member of the Board of Directors of Meredith Corporation, Des Moines, Iowa, Ecolab Inc., St. Paul, Minnesota, and U.S. Bancorp, Minneapolis, Minnesota.	1991

SUSAN I. MARVIN	49	President, Marvin Windows and Doors since October 1995; Senior Vice President Sales and Marketing 1985-1995; Trustee, University of Minnesota Foundation since 2001; Board of Directors of Minnesota Chamber of Commerce 1992-1997, and Chair in 1995. Member of the Board of Directors of Marvin Lumber and Cedar Company, Warroad, Minnesota, OPUS Corporation, Minnetonka, Minnesota, and Harvard Joint Center for Housing Studies Policy Advisory Board, Cambridge, Massachusetts.	2002

MICHAEL J. McCOY	57	Executive Vice President and Chief Financial Officer since 2001; Senior Vice President and Chief Financial Officer from 2000 to 2001; Vice President and Controller from 1998 to 2000; Vice President and Treasurer from 1997 to 1998; Treasurer from 1996 to 1997. Member of the Executive Committee of the Board of Directors. Member of the Board of Directors of Wilsons The Leather Experts, Inc., Minneapolis, Minnesota, Minnesota Zoological Gardens, Apple Valley, Minnesota, and Community Bank, Austin, Minnesota.	2000

JOHN L. MORRISON	59	Managing Director, Goldner Hawn Johnson & Morrison Incorporated, a private equity investment firm, since 1989; Chairman, Callanish Capital Partners, a private hedge fund, since 2001; Executive Vice President of Pillsbury and Chairman of the U.S. Consumer Foods Group, 1987 to 1989; President of Pillsbury’s International Group, 1981 to 1987. Member of the Board of Directors of the U.S. Overseas Private Investment Corp., Andersen Windows, Inc., St. Paul, Minnesota, and CityForest, Inc., Ladysmith, Wisconsin.	2003

DAKOTA A. PIPPINS	56	President and Chief Executive Officer, Pippins Strategies, LLC since 2003; Director of Urban Think Tank and Director of Planning, Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003; Director of Management Institute at New York University from 1990 to 1995, and Adjunct Associate Professor at New York University since 1990; Senior Vice President, Chisholm-Mingo Group, an integrated marketing company, from 1997 to 1998.	2001

GARY J. RAY	58	Executive Vice President since 1999; Executive Vice President Operations from 1992 to 1999. Member of the Executive Committee of the Board of Directors. Member of the Board of Directors of Community Bank, Austin, Minnesota.	1990

JOHN G. TURNER	65	Chairman, Hillcrest Capital Partners, a financial services organization, since 2002; Vice Chairman of ING Americas 2000-2002; Chairman and CEO of ReliaStar Financial Corp., a financial services company, from 1993 to 2000. Member of the Board of Directors of Shopko Stores, Green Bay, Wisconsin, and Conseco, Inc., Carmel, Indiana.	2000

ROBERT R. WALLER, M.D.	67	President Emeritus, Mayo Foundation, a medical research foundation, since 1999; Professor of Ophthalmology, Mayo Medical School; President and Chief Executive Officer, Mayo Foundation from 1988 to 1998; Executive Committee Chair, Board of Trustees, Mayo Foundation from 1988 to 1998; Chair, Mayo Foundation for Medical Education and Research from 1988 to 2000. Member of the Board of Directors of Regions Bank, Birmingham, Alabama.	1993

No family relationship exists between any of the nominees for director of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In March 2003, the Board of Directors adopted a set of Corporate Governance Guidelines, which include the following items:

•             At all times, a substantial majority of the Board will be independent, as that term is defined in relevant law and the New York Stock Exchange Listing Rules;

•             All nonemployee directors will meet in executive session at least quarterly;

•             The Board and Board committees will conduct annual self-evaluations;

•             The Compensation Committee will evaluate the CEO’s performance annually, based in part on an annual self-evaluation by the CEO that will be reviewed by all of the nonemployee directors. The annual evaluation will take into account the goals set for the CEO at the beginning of the year, and the CEO’s performance measured against those goals. After the process has been completed, the Committee will set the CEO’s compensation;

•             Individual directors who retire or change the position held when they were elected to the Board should volunteer to resign from the Board, and the Board will review the continued appropriateness of Board membership after the change in responsibility;

•             All new directors receive orientation with respect to the duties and responsibilities of Board members, and on an annual basis Board members will participate in a Strategic Planning Retreat, which provides Board members a detailed overview of the Company’s strategic business plans and an opportunity to access senior officers and employees of the Company;

•             Directors will have full and free access to officers and employees of the Company;

•             The Board, and each committee, will have the power to hire independent legal, financial or other advisers as they may deem necessary, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s web site at www.hormel.com under “Investor-Corporate Governance”. A copy of the Corporate Governance Guidelines is available in print free of charge to any stockholder who requests it.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees, which may be found on the Company’s web site at www.hormel.com under “Corporate-Code of Ethical Business Conduct”. A copy of the Code of Ethical Business Conduct is available in print free of charge to any stockholder who requests it.

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines under which they are expected to hold a range of 2.5 to 5 times an officer’s annual base salary, and 4 times a director’s annual retainer, in stock, subject to a phase-in period. The value of shares individually owned (within the meaning of Section 16 Securities Exchange Act reporting requirements), shares held in Company benefit plans (401(k), Joint Earnings, and Founders Fund Plans), and shares which are deferred in the Company’s deferred compensation plans are counted toward the guidelines.

Board Independence

The Company’s Corporate Governance Guidelines provide that a substantial majority of the Company’s directors will meet the independence requirements of the New York Stock Exchange (“NYSE”). The listing standards of the NYSE require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors. In accordance with the NYSE listing standards, the Board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors will be determined, including restrictions on the nature and extent of any affiliations directors and their immediate family members may have with the Company, its independent auditors, or any commercial or not-for-profit entity with which the Company has a relationship. The complete text of the Director Independence Standards is attached as Appendix A to this proxy statement.

The Board of Directors has determined that each of the Company’s directors, other than Jeffrey M. Ettinger, Joel W. Johnson, Michael J. McCoy and Gary J. Ray, who are employees of the Company, are independent based on the Director Independence Standards. The Board also has determined that each of the Company’s Audit, Compensation, Contingency and Governance Committees is composed solely of independent directors.

BOARD OF DIRECTOR AND COMMITTEE MEETINGS

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation, Governance, Contingency, Employee Benefits and Executive. Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter. These charters may be found on the Company’s web site at www.hormel.com under “Investor-Corporate Governance”. Copies of these charters are available in print free of charge to any stockholder who requests them.

The Board of Directors held six regularly scheduled meetings during the last fiscal year. During the fiscal year, each director attended at least 75% of the total meetings of the Board and Board committees on which he or she served. The Chair of the Governance Committee has been chosen to preside at executive sessions of the nonemployee directors.

The Audit Committee members are Mr. Gillette, Chairperson, Dr. Allen, Mr. Block, Mr. Morrison, and Mr. Turner. The Audit Committee maintains an understanding of the Company’s key areas of financial risk and assesses the steps management takes to minimize and manage such risk; selects and evaluates the qualifications and performance of the independent auditors; ensures that the ultimate accountability of the independent auditors is to the Committee and the Board of Directors and that the auditors maintain no relationship with management and/or the Company that would impede their ability to provide independent judgment on corporate matters; oversees the adequacy of the systems of internal control; oversees the process used in developing the quarterly and annual financial statements of the Company and reviews the nature and extent of any significant changes in accounting principles or applications used in compiling this information with management and the external auditors; oversees that management has established and maintains processes reasonably calculated to assure the Company’s compliance with all applicable laws, regulations, corporate policies and other matters covered in the Company’s Code of Ethical Business Conduct; provides an open avenue of communication between the internal auditors, the external auditors, Company management and the Board of Directors; reviews and updates the Committee’s charter at least annually; and exercises an active oversight role in the internal audit functions and scope. The Audit Committee met twelve times during the last fiscal year.

The Compensation Committee members are Mr. Turner, Chairperson, Mr. Block, Mr. Morrison, and Mr. Pippins. The primary function of this Committee is to establish compensation arrangements for all officers of the Company and other senior management personnel. The Committee met four times during the last fiscal year.

The Governance Committee members are Dr. Waller, Chairperson, Mrs. Goldberg, Ms. Marvin, and Mr. Pippins. The Governance Committee periodically assesses the Company’s adherence to the Company’s corporate governance principles, evaluates objectives, policies and programs regarding the Company’s management of its human resources, reviews the Company’s executive succession plans, makes recommendations to the Board regarding the composition of Board committees, and oversees the annual evaluation of the Board and management.

In addition, the Governance Committee recommends new director nominees to the Board. The Governance Committee determines the required selection criteria and qualifications of director nominees based upon the Company’s needs at the time nominees are considered. In evaluating a candidate for nomination as a director of the Company, the Governance Committee will consider criteria including, among other things, the candidate’s intellect; level of integrity; broad-based experience at the policy-making level in business, government, education, or the public interest; analytical ability; and his or her ability and willingness to devote time and energy to effectively carry out all Board responsibilities.

The Governance Committee is responsible for establishing and implementing procedures to identify and review the qualifications of all nominees for Board membership. The Governance Committee considers nominations of director candidates made by current directors, an independent search firm, if one is engaged, senior management, and the Company’s stockholders. The Governance Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources. Stockholders wishing to make a recommendation may do so by sending the following information to the Governance Committee c/o Corporate Secretary, James W. Cavanaugh, at 1 Hormel Place, Austin, MN 55912: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Governance Committee’s procedures include making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience, and leadership skills, all to the extent available and deemed relevant by the Governance Committee. This information is evaluated against the criteria set forth above and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Board, with the recommendations and assistance of the Governance Committee, selects new Board members based on its assessment and consideration of the current Board profile, the long-term interests of stockholders, and the needs of the Company, with the goal of creating an appropriate balance of knowledge, experience and diversity on the Board. No candidates for director nominations were submitted by any stockholder in connection with the 2005 annual meeting. The Committee met three times during the last fiscal year.

The Contingency Committee members are Mr. Turner, Chairperson, Dr. Allen, Mr. Block, Mr. Gillette, Mrs. Goldberg, Ms. Marvin, Mr. Morrison, Mr. Pippins, and Dr. Waller. This Committee considers such matters as the Board refers to the Contingency Committee as requiring the deliberation and decision of disinterested and independent directors. The Committee had no meetings during the last fiscal year.

The Employee Benefits Committee members are Mrs. Goldberg, Chairperson, Dr. Allen, Mr. Gillette, Ms. Marvin, Dr. Waller, and Mr. McCoy. The Committee oversees the Company’s benefit policies, the investment management of pension funds, the adequacy of benefit reserves and controls, and compliance with pertinent laws and regulations. The Committee met three times during the last fiscal year.

The Executive Committee members are Mr. Johnson, Mr. Ettinger, Mr. Ray and Mr. McCoy. The purposes of the Executive Committee are to provide the Board with a committee empowered to act in lieu of the full Board during intervals between regularly scheduled meetings of the Board, when calling a special meeting of the Board is impractical or unwarranted, and to evaluate the compensation program for the Company’s nonemployee directors.

Compensation of Directors

Directors who are not employees of the Company receive an annual retainer of $30,000 and $1,500 for attendance at each Board Meeting. In addition, a fee of $1,000 is paid for attendance at committee meetings. The Chairpersons of the Audit, Compensation, Employee Benefits, Governance and Contingency Committees each receive an additional $4,000 per year. Directors may defer all or a portion of retainer or meeting fees into a right to receive shares of Company stock at a date following termination of their directorship. Additionally, each February 1, each nonemployee director receives a grant of 4,000 options with an exercise price equal to the fair market value of one share of Common Stock on the date of grant, and an award of 1,500 Restricted Shares of stock. The options have a ten-year term and are exercisable six months after the date of grant. The Restricted Shares are subject to a five-year restricted period, but twelve months after award will vest immediately in the case of death, disability, or retirement from the Board. For each Board meeting they attend, Directors who are employees of the Company receive $100, which has remained unchanged since 1934.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Last year all but one of the Company’s directors attended the Annual Meeting of Stockholders.

Stockholder Communication Policy

Stockholders may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, and addressed to: Corporate Secretary, James W. Cavanaugh, 1 Hormel Place, Austin, Minnesota 55912. All communications, whether signed or anonymous, will be directed to the Chair of one of the Committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so addressed.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Committee has the sole authority to appoint, terminate or replace the Company’s independent auditors. The independent auditors report directly to the Audit Committee.

The Audit Committee comprises five members, each of whom is independent (as defined by the New York Stock Exchange, where the Company’s shares are listed) and considered by the Board to be financially literate. In addition, the Board determined that E. Peter Gillette, Jr. is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter, which has been approved by the Board of Directors and is attached as Appendix B to this Proxy Statement.

In fulfilling its oversight responsibilities regarding the fiscal year 2004 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, which included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and received by the Audit Committee. The Audit Committee also considered whether nonaudit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during fiscal year 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 30, 2004, for filing with the Securities and Exchange Commission. The Audit Committee appointed Ernst & Young LLP as independent auditors for fiscal year 2005, which the stockholders will be asked to ratify at the Annual Meeting.

THE AUDIT COMMITTEE

E. Peter Gillette, Jr., Chair

John W. Allen, Ph.D.

John R. Block

John L. Morrison

John G. Turner

PAYMENTS OF FEES TO AUDITORS

General

The Audit Committee of the Board of Directors appointed Ernst & Young LLP, independent public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 30, 2005. Ernst & Young LLP has served as the Company’s public auditors since 1931. Management is not aware of any direct or indirect financial interest or any other connections Ernst & Young may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

Audit Fees

Audit fees billed to the Company by Ernst & Young for the audit of the Company’s financial statements for fiscal years 2004 and 2003, and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, are as follows:

Fiscal 2004	Fiscal 2003
$677,300	$582,700

Audit – Related Fees

Audit-related fees billed to the Company by Ernst & Young for fiscal years 2004 and 2003 for services related to the performance of the audit, including primarily benefit plan audits, due diligence related to acquisitions, and consultations concerning financial accounting and reporting standards, are as follows:

Fiscal 2004	Fiscal 2003
$212,100	$508,600

Tax Fees

Tax fees billed to the Company by Ernst & Young for fiscal years 2004 and 2003 for services related to tax compliance, tax advice and tax planning are as follows:

Fiscal 2004	Fiscal 2003
$349,200	$1,066,800

All Other Fees

All other fees billed to the Company by Ernst & Young for fiscal years 2004 and 2003 for organizational consulting services are as follows:

Fiscal 2004	Fiscal 2003
– 0 –	– 0 –

Audit Committee Preapproval Policies and Procedures

In 2003, the Audit Committee adopted formal policies and procedures requiring preapproval for audit and nonaudit services provided to the Company by the independent auditors. The Committee approves all audit and nonaudit fees in advance at each quarterly meeting. The Audit Committee preapproved all of the services performed by Ernst & Young LLP during fiscal years 2004 and 2003.

ITEM 2 – RATIFICATION OF APPOINTMENT OF AUDITORS

A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 30, 2005. Stockholder approval of this appointment is not required, but the Board is submitting the selection of Ernst & Young for ratification in order to obtain the views of the Company’s stockholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of the firm are expected to be present at the meeting, will be afforded an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of the majority of the shares of Common Stock represented at the meeting shall constitute ratification. The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s voting securities, as of December 13, 2004, is shown below:

Title of Class	Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class

Common Stock	The Hormel Foundation (1)	64,062,722	46.39%
	301 N. Main Street
	Austin, MN 55912-3498

(1)     The Hormel Foundation holds 5,082,662 of such shares as individual owner and 58,980,060 of such shares as trustee of various trusts. The Hormel Foundation, as trustee, votes the shares held in trust. The Hormel Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of corpus and accumulated income in various trusts which are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Hormel Foundation was converted from a private to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation. Each member of the Hormel Foundation has equal voting rights.

Members of The Hormel Foundation are: Chairman, Richard L. Knowlton, retired Chairman of the Board of Hormel Foods; Jerry A. Anfinson, Certified Public Accountant, Austin; Mark T. Bjorlie, Executive Director, Young Men’s Christian Association, Austin; Donald R. Brezicka, Executive Vice President of Austin Medical Center - Mayo Health System, Austin; Dr. Zigang Dong, Director, Hormel Institute, Austin, representing the University of Minnesota; Kermit F. Hoversten, Attorney; William R. Hunter, retired Executive Vice President of Hormel Foods; Joel W. Johnson, Chairman and Chief Executive Officer of Hormel Foods; Kris S. Johnson, United Way of Mower County, Inc.; James R. Mueller, Executive Director, Cedar Valley Services, Inc., Austin; Dr. J. Doug Myers, representing the Austin Public Education Foundation, Inc.; John E. O’Rourke, representing the City of Austin; Gary J. Ray, Executive Vice President of Hormel Foods; Steven T. Rizzi, Jr., Attorney, Austin; Mahlon C. Schneider, Senior Vice President External Affairs and General Counsel for Hormel Foods; Robert J. Thatcher, retired Vice President and Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee; and Major Terry G. Wilds, Officer in Charge, The Salvation Army of Austin.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s equity securities by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 13 and all directors and executive officers of the Company as a group as of December 13, 2004, is shown below:

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class

Common Stock	John W. Allen (2) (3)	44,393		*

Common Stock	John R. Block (2)	30,387		*

Common Stock	Jeffrey M. Ettinger (2) (3) (5)	139,846		*

Common Stock	E. Peter Gillette, Jr. (2)	34,336		*

Common Stock	Luella G. Goldberg (2)	62,302		*

Common Stock	Joel W. Johnson (2) (4) (5)	1,408,097	1.01%

Common Stock	James A. Jorgenson (2) (3) (5)	217,033	*

Common Stock	Susan I. Marvin (2)	12,056	*

Common Stock	Michael J. McCoy (2) (5)	224,139	*

Common Stock	John L. Morrison (2) (3)	13,229	*

Common Stock	Dakota A. Pippins (2)	18,398	*

Common Stock	Gary J. Ray (2) (4) (5)	567,930	*

Common Stock	John G. Turner (2)	28,540	*

Common Stock	Robert R. Waller, M.D. (2)	31,608	*

Common Stock	All Directors and Executive Officers as a Group (34 persons) (5) (6)	4,684,252	3.30%

(1)     Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s Common Stock have sole voting and investment powers with respect to the shares. Holdings are rounded to the nearest full share.

(2)     The total number of shares of the Company’s Common Stock beneficially owned by the following persons includes the following number of shares subject to options exercisable within sixty days of December 13, 2004: Dr. Allen - 32,000; Mr. Block - 26,000; Mr. Ettinger - 132,000; Mr. Gillette - 28,000; Mrs. Goldberg - 32,000; Mr. Johnson - 1,251,250; Mr. Jorgenson - 195,250; Ms. Marvin - 10,000; Mr. McCoy - 199,000; Mr. Morrison - 4,667; Mr. Pippins - 16,000; Mr. Ray - 440,250; Mr. Turner - 20,000; and Dr. Waller - 28,000.

(3)     The total number of shares of the Company’s Common Stock beneficially owned by the following persons includes the following number of shares of the Company’s Common Stock beneficially owned by members of their respective households: Dr. Allen - 9,748; Mr. Ettinger - 424; Mr. Jorgenson - 950; and Mr. Morrison - 3,500.

(4)     Does not include any shares owned by The Hormel Foundation, of which Mr. Johnson and Mr. Ray are members. Mr. Johnson and Mr. Ray disclaim beneficial ownership of all shares owned by The Hormel Foundation.

(5)     Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan 401(k)A and the Company’s Founders’ Fund Plan, and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(6)     As of December 13, 2004, all directors and executive officers as a group owned beneficially 3,940,967 shares subject to options exercisable within sixty days.

*       Less than one percent.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee consists exclusively of nonemployee, independent directors, and is responsible for establishing and administering the programs that govern the compensation and benefits programs for the executive officers of the Company, including the five executive officers named in this proxy statement.

Philosophy/Objectives

The Compensation Committee’s objective is to attract and retain the most highly qualified executive officers in a manner which provides incentives to create stockholder value. This objective is accomplished by establishing compensation which is calculated to attract and retain the best management talent available while at the same time providing both significant risk and opportunity for reward based on Company performance.

Executive officer annual compensation as related in the Summary Compensation Table on page 13 consists of salary and formula bonus determined by Company earnings under the Company’s Operators’ Share Incentive Compensation Plan. Long-term compensation is provided by stock options and, from time to time, Restricted Shares which provide longer term compensation opportunities based on increases in the value of the Company’s stock, and by the Company’s Long-Term Incentive Plan based on the Company’s ranking in total stockholder return over a designated performance period compared to a preselected peer group. In addition, the Company maintains a nonqualified defined benefit plan for executives designed to provide retirement benefits similar to those offered under the broadbased qualified pension plan, but without the benefit limitations imposed under the Internal Revenue Code. The Company offers executives the opportunity to voluntarily defer a portion of their annual compensation through a nonqualified Deferred Compensation Plan.

The Compensation Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stock price performance, and encourages executive retention. Currently, none of the named executive officers has an employment contract with the Company, or rights to any guaranteed severance payments in the event of termination.

In determining actual compensation levels for the CEO and other executive officers, the Compensation Committee considers many factors, including competitive market data, overall Company performance, business unit/department performance, and individual contributions. In determining 2004 compensation levels, the Company relied on market data provided by Pearl Meyer & Partners, a Clark Consulting Practice (“PMP”). For named executive officers, this data consisted of compensation information for a group of 21 peer companies as well as information from PMP’s general industry database. Data from both the peer companies and PMP’s broad database have been adjusted to reflect the Company’s annual revenue size through regression analysis. In general, the Company’s philosophy is to target total compensation for the management team, including the named executive officers, at the 75th percentile of PMP’s survey data, taking into consideration length of service and performance.

Executive Officer Annual Compensation: Salary and Operators’ Share Incentive Plan

Base salary levels are the fixed portion of the executive compensation package. Salary levels reflect a combination of factors, including competitive pay levels, the executive’s experience and tenure, and the Company’s overall annual budget for merit increases and the executive’s individual performance. In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally somewhat below competitive median levels.

The annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”). The basic concept of the Operators’ Share Incentive Plan structure has been in place since 1932, and it currently includes approximately 100 employees. In brief, upon initial eligibility for plan participation, an employee receives a grant of Operator Shares (not actual shares, or the right to receive the value of shares). Following the end of each fiscal year, the participant receives a cash payment equal to the Company’s annual EPS multiplied by the number of Operator Shares he or she holds. During the year, participants also receive “dividend equivalents” (cash payments equal to declared dividends multiplied by the number of Operator Shares held). However, the year-end EPS-based payment is decreased by the total amount of any dividend equivalents paid during the year.

The Compensation Committee, as the administrator of the Plan, has amended the Plan to include an additional modification of the payment amount on Operators’ Shares with respect to the Company’s most senior officers and senior management of individual business units, including one named executive officer. This modification is tied to achievement of annual, Company-wide or business-unit based economic value-added (“EVA”) goals, and is designed to create further incentives among those participants in the Plan to work toward achieving relevant business unit goals. As calculated by the Company, EVA is used to determine the economic profit earned by the relevant business unit, by measuring net operating profit after taxes, after a charge for use of capital is applied.

Officers over, and senior management of, individual business units selected by the Compensation Committee had 25% to 33% of their Operators’ Shares in fiscal 2004 made subject to achievement of defined EVA goals. In accordance with a formula established by the Compensation Committee prior to the start of the fiscal year, if those goals were not achieved, the participant would receive less, and if the goals were met, the participant would receive what he or she would have otherwise received under the Operators’ Share Plan. In accordance with the same formula established by the Compensation Committee prior to the start of the fiscal year, if the EVA goals were exceeded, the participant was entitled to receive an amount in excess of the payout that he or she would have received under the Operators’ Share Plan. For fiscal year 2004, one named executive officer had his Operators’ Share payments adjusted upward 2% as a result of exceeding his EVA goals.

The Compensation Committee believes that the primary measure of Company EPS appropriately focuses all participants on overall Company performance. The secondary EVA measures used for certain executives further holds senior management accountable for their long-term capital investment decisions. The Compensation Committee reviews the Operators’ Share holdings of each executive officer on an annual basis as part of its assessment of total compensation levels. As appropriate, the Compensation Committee periodically awards additional Operators’ Shares to maintain a competitive, performance-oriented compensation package. In combination with base salary, Operators’ Shares award levels are targeted to deliver total annual compensation between median and top quartile levels relative to PMP’s database, taking into consideration length of service and performance.

Executive Officer Long-Term Compensation: Stock Option Plan and Long-Term Incentive Plan

The Compensation Committee also administers the Hormel Foods Corporation 2000 Stock Incentive Plan. The Compensation Committee determines, based in part on the recommendations of the CEO (other than with respect to the CEO), the amount of options or Restricted Shares to be granted to executive officers and other eligible recommended employees. The Compensation Committee’s determination of option grants and Restricted Shares awards in fiscal year 2004 and in past years reflected in the Summary Compensation Table took into consideration past grants of executive officers (including the CEO), compensation level, contributions to the Company during the last completed fiscal year, and potential for contributions in the future. Restricted Shares in the amount of

50,000 were awarded to Joel W. Johnson during fiscal year 2004.

Options are granted at the market price of the Company stock at the date of grant, and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock.

The total number of options granted in each year, which may vary from year to year, bears a general relationship to the total number of options authorized by the Company’s stockholders divided by the number of years in the term of the Plan under which the options are awarded. While options are generally awarded based on the influence an executive position is considered by the Compensation Committee to have on stockholder value, the number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, based in part on the recommendation of the CEO.

Company executive officers are eligible to participate in the Hormel Foods Corporation Long-Term Incentive Plan (“LTIP”). This Plan is designed to provide a small group of key employees, including the named executive officers, selected by the Compensation Committee with an incentive to maximize stockholder value. In selecting participants, and the amount of cash incentive which can be earned by each participant, the Compensation Committee takes into account the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company, and such other factors as the Compensation Committee deems relevant.

This Plan provides an additional incentive opportunity based on the Company’s long-term Total Shareholder Return performance compared to its peers. Total Shareholder Return measures the increase in stock price, assuming reinvested dividends. The current three-year performance cycle, which began November 1, 2002, will end in 2005. Each participant, including the named executive officers, was given a target award opportunity for the three-year performance period. If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group (consisting of 32 publicly traded companies in the food industry), then participants will earn the target award. If Hormel Foods’ actual Total Shareholder Return ranks highest among the peers, then the award payout will equal three times the target opportunity. No award will be paid unless actual Total Shareholder Return is above the 25th percentile.

During fiscal year 2004, executives received stock option grants consistent with the Company’s annual equity grant strategy. In combination with annual cash compensation opportunities, option grants and LTIP awards to the management team are designed to provide target total remuneration at approximately top quartile levels compared to the PMP database information.

The Compensation Committee continues to review its overall long-term incentive structure in light of the shifting competitive and regulatory environment. The Compensation Committee, with input from senior management and outside consultants, may decide to make changes to the long-term incentive programs in the future.

Chief Executive Officer Compensation

The cash compensation of the CEO is established by the Compensation Committee in generally the same way as cash compensation is determined for other executive officers, and the Compensation Committee employs generally the same criteria for option grants and Restricted Share awards as apply to other executive officers, taking into consideration the CEO’s responsibility for the total enterprise as well as Mr. Johnson’s individual performance. Based on information received from the consultant rating Mr. Johnson’s position and comparing his annual cash compensation to cash compensation received by individuals in other companies in similar positions, the Compensation Committee awarded Mr. Johnson a salary increase of 4.7%, effective January 1, 2004, which is reflected in the Summary Compensation Table on page 13. In fiscal year 2004, the Committee awarded Mr. Johnson 100,000 additional Operators’ Shares. The Committee granted Mr. Johnson the stock options reflected in the “Option Grants” table on page 14 and awarded Mr. Johnson 50,000 Restricted Shares. While the salary component of Mr. Johnson’s fiscal year 2004 cash compensation was predetermined for the year, the Operators’ Shares formula bonus was determined by the Company’s net earnings for fiscal year 2004 as explained under the heading “Executive Officer Annual Compensation: Salary and Operators’ Share Incentive Plan” on page 11. Mr. Johnson did not participate in the EVA component of the Operators’ Share Program. Mr. Johnson is a participant in the 2003-2005 LTIP performance cycle. His award opportunity is shown in the LTIP table on page 15. Mr. Johnson’s long-term compensation under the Stock Option Plan and LTIP, if any, will depend on the Company’s stock price relative to the exercise price of each option granted, and on the attainment by the Company of the performance goals specified for the LTIP performance period for which the award is made.

Mr. Johnson’s total compensation for 2004, including an estimated value of the option grant (using Black-Scholes) falls between the median and the 75th percentile of the market data of the peer group. The Compensation Committee believes that the total remuneration program for Mr. Johnson is consistent with the overall compensation and benefits philosophy of the Company, is appropriately positioned vis-à-vis his peers, and reflects the Compensation Committee’s subjective assessment of his performance as CEO.

Deductibility of Compensation Under Internal Revenue Code Section 162 (m)

Section 162(m) of the Internal Revenue Code, adopted in 1993, imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the five executive officers named in such company’s proxy statement. The stockholders voted at the 1997 Annual Meeting of Stockholders to amend and approve the Company’s 1991 Key Employee Stock Option and Award Plan to enable options granted under that Plan to qualify as deductible performance-based compensation under Section 162(m), so that any compensation realized from the exercise of stock options would not be affected by Section 162(m). The stockholders voted at the 1998 Annual Meeting of Stockholders to approve the Company’s Operators’ Share Incentive Compensation Plan and the Company’s Long-Term Incentive Plan for the purpose of qualifying those plans under Section 162(m). The stockholders voted at the 2004 Annual Meeting of Stockholders to reapprove the Company’s Operators’ Share Incentive Compensation Plan. The Committee believes that compensation paid pursuant to the Company’s Operators’ Share and Long-Term Incentive Plans will be deductible, except for Dividend Equivalents paid under the Operators’ Share Plan (which may not be deductible in full for any named executive officer in a given year). The stockholders voted at the 2000 Annual Meeting of Stockholders to approve the Company’s 2000 Stock Incentive Plan so that compensation attributable to stock options and certain other awards granted under that Plan may be excluded from the $1 million cap as well. Additionally, cash compensation voluntarily deferred by the executive officers named in this Proxy Statement under the Company’s Deferred Compensation Plans is not subject to the Section 162(m) cap until the year paid. Thus, compensation paid this fiscal year subject to the Section 162(m) cap is not expected to exceed $1 million for any named executive officer. Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Company’s named executive officers for fiscal year 2004.

The Compensation Committee continues to consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Compensation Committee concluded that this was in the Company’s best interests.

THE COMPENSATION COMMITTEE

John G. Turner, Chair

John R. Block

John L. Morrison

Dakota A. Pippins

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and noncash compensation for each of the last three fiscal years earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company:

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)

Joel W. Johnson	2004	911,100	2,062,500	129,539	1,348,500	400,000	0	47,414
Chairman and	2003	850,400	1,529,500	—	0	350,000	0	43,194
Chief Executive Officer	2002	792,500	1,128,373	—	0	275,000	2,560,000	40,879

Gary J. Ray	2004	403,345	889,100	—	0	90,000	0	21,805
Executive Vice President	2003	363,220	672,083	—	0	75,000	0	19,308
	2002	325,365	598,123	—	0	75,000	1,280,000	17,656

Jeffrey M. Ettinger	2004	286,985	614,574	—	0	45,000	0	21,550
President and	2003	204,770	205,973	—	0	35,000	0	11,077
Chief Operating Officer	2002	190,580	171,680	—	0	35,000	384,000	10,379

Michael J. McCoy	2004	306,400	544,500	—	0	90,000	0	18,087
Executive Vice President	2003	273,510	399,000	—	0	75,000	0	16,021
and Chief Financial Officer	2002	250,720	266,800	—	0	60,000	672,000	14,173

James A. Jorgenson	2004	281,350	453,750	—	0	45,000	0	16,433
Senior Vice President	2003	250,955	305,900	—	0	35,000	0	14,503
	2002	226,635	297,994	—	0	30,000	384,000	13,439

(1)     Includes fee payments of $100 per meeting attended for each director named in the table, and amounts voluntarily deferred under the Company’s Deferred Compensation Plan.

(2)     Includes Operators’ Share Incentive Compensation Plan payments, and amounts voluntarily deferred by the named individuals under the Company’s Deferred Compensation Plan, which permit participants to voluntarily defer receipt of all or part of the payments currently due to the participant under the Operators’ Share Incentive Compensation Plan.

(3)     For security reasons, Mr. Johnson was directed by the Board of Directors to use Company aircraft for all transportation at a value of $95,471. There was no other annual compensation exceeding the lesser of $50,000 or 10% of total salary and bonus compensation in each of the years shown.

(4)     The value of the restricted shares included in this column is determined by multiplying the closing market price of the Company’s common stock on the date of grant of the award by the number of shares awarded. As of the end of the 2004 fiscal year, Mr. Johnson held 50,000 restricted shares with a market value of $1,405,500 (calculated in the same manner using the closing market price on the last trading day of fiscal year 2004), which will vest five years from the date of grant (February 2, 2004). Mr. Johnson has the right to receive dividends on the restricted shares held by him.

(5)     The Performance Period for the LTIP awards for which these payments were made commenced on November 1, 1999, and ended on the tenth day on which shares were traded on the New York Stock Exchange following October 26, 2002. Thus, the Performance Period ended thirteen days after the end of the Company’s fiscal year 2002. The Compensation Committee believed it was more meaningful disclosure to include these payments in the Proxy Statement for fiscal year 2002.

(6)     The amount shown includes Company Joint Earnings Profit Sharing distributions which may be authorized by the Board of Directors in its discretion based on Company profits. The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons. Payments to the executive officers named in the Table are calculated using the same proportional formula as is used for all eligible employees. Joint Earnings Profit Sharing distributions were for Mr. Johnson $46,564 in 2004, $42,344 in 2003, and $40,029 in 2002; for Mr. Ray $20,713 in 2004, $18,189 in 2003, and $16,497 in 2002; for Mr. Ettinger $20,700 in 2004, $10,227 in 2003, and $9,529 in 2002; for Mr. McCoy $15,763 in 2004, $13,670 in 2003, and $12,506 in 2002; and for Mr. Jorgenson $14,499 in 2004, $12,570 in 2003, and $11,505 in 2002. “All Other Compensation” also includes Company matching payments of up to $200 under the Company’s Founders’ Fund Plan and up to $650 under the Hormel Tax Deferred Investment Plan A. Both of these matching payments, in the same amount, are available to all other eligible employees. Company matching payments in the amount of $200 under the Company’s Founders Fund Plan, and in the amount of $650 under the Hormel Tax Deferred Investment Plan A, for each of 2004, 2003, and 2002, were made for Mr. Johnson, Mr. Ray, Mr. Ettinger, Mr. McCoy, and Mr. Jorgenson. For Mr. Ray, Mr. McCoy and Mr. Jorgenson, “All Other Compensation” includes Company contributions to a life insurance program which is available to all other eligible employees with benefits proportional to Annual Compensation. Mr. Ray received contributions of $242 in 2004, $269 in 2003, and $309 in 2002, Mr. McCoy received contributions of $1,474 in 2004, $1,501 in 2003, and $817 in 2002, and Mr. Jorgenson received $1,084 in 2004, $1,084 in 2003, and $1,084 in 2002.

STOCK OPTIONS TABLES

The following tables summarize option grants and exercises during fiscal year 2004 to or by the executive officers named in the Summary Compensation Table above, and the values of options granted during fiscal year 2004 and held by such persons at the end of fiscal year 2004.

Option Grants in Fiscal Year 2004

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Granted (#)(1)	Fiscal Year	($/Sh)(2)	Date	5% ($)(3)	10% ($)(3)

Joel W. Johnson	400,000	31.31	26.93	12-02-13	6,774,453	17,167,794
Gary J. Ray	90,000	7.05	26.93	12-02-13	1,524,252	3,862,754
Jeffrey M. Ettinger	45,000	3.52	26.93	12-02-13	762,126	1,931,377
Michael J. McCoy	90,000	7.05	26.93	12-02-13	1,524,252	3,862,754
James A. Jorgenson	45,000	3.52	26.93	12-02-13	762,126	1,931,377

(1)     These option shares are subject to vesting, with twenty-five percent to become exercisable at the end of each year following the date of grant (December 2, 2003) until all are exercisable.

(2)     The options have an exercise price equal to the market price of the Company’s Common Stock on the date of grant, December 2, 2003.

(3)     The actual value of these option grants is dependent on the future performance of the Company’s Common Stock. There is no assurance that the values reflected in this table will be achieved.

Aggregated Option Exercises and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)		Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/ Unexercisable (1)(2)
Joel W. Johnson	80,000		1,450,000	1,132,500 / 862,500	11,822,669 / 2,913,156
Gary J. Ray	119,000	(3)	2,074,788	361,500 / 202,500	3,937,719 / 701,372
Jeffrey M. Ettinger	2,000		30,520	94,500 / 97,500	806,212 / 330,847
Michael J. McCoy	14,000		259,875	132,750 / 186,250	1,090,903 / 595,025
James A. Jorgenson	30,000	(3)	480,150	160,250 / 93,750	1,822,434 / 312,769

(1)     Unrealized value of in-the-money options at year end represents the aggregate difference between the market value at October 30, 2004 and the applicable exercise price.

(2)     The differences between market value and exercise price in the case of unrealized value accumulate over what may be, in many cases, several years.

(3)     This number includes stock units (phantom stock) deferred by the named executive to the Stock Option Gain Account in the Hormel Foods Corporation Executive Deferred Income Plan II.

LONG-TERM INCENTIVE PLANS – AWARDS IN FISCAL YEAR 2003

This table gives information concerning the awards to the named executive officers made in fiscal year 2003 for the three-year performance period of 2003 through 2005 under the Long-Term Incentive Plan (LTIP). Under the LTIP, the executives were granted performance-contingent awards, which give them the opportunity to earn specified cash amounts. Actual payout of these cash amounts is determined by a nondiscretionary formula that compares the Company’s average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies in the food industry approved by the Compensation Committee.

Long-Term Incentive Plans – Awards in Fiscal Year 2003

	Performance or other Period Until Maturation	Estimated Future Payout Under Nonstock Price-Based Plans (1) (2)
Name	or Payout	Threshold ($)	Target ($)	Maximum ($)

Joel W. Johnson	2003-2005	1,500,000	3,000,000	9,000,000
Gary J. Ray	2003-2005	750,000	1,500,000	4,500,000
Jeffrey M. Ettinger	2003-2005	417,515	835,030	2,505,090
Michael J. McCoy	2003-2005	625,000	1,250,000	3,750,000
James A. Jorgenson	2003-2005	250,000	500,000	1,500,000
All Executive Officers	2003-2005	5,263,040	10,526,080	31,578,240

(1)              The actual cash amount payable, if any, that will be paid out at the end of the applicable period cannot be determined because the amount earned by the named executive officers will be based on the Company’s future performance and the future performance of the peer group.

(2)              If the Company’s performance is below the 25th percentile of the range relative to the performance peer group, then no amount will be earned. Threshold awards will be earned if the Company achieves 25th percentile performance. If the Company’s performance is at the 50th percentile of the peer group the Target award will be earned. The Maximum award will be earned if the Company’s performance exceeds the performance of all peer group companies. Awards will be interpolated for Company performance between the discrete points.

PENSION PLAN

The Company maintains noncontributory defined benefit pension plans covering substantially all employees. Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last 10 calender years of service and the employee’s length of service. The Company also maintains a supplemental executive retirement plan that provides pension benefits calculated under the qualified defined benefit pension plan formula that exceed the annual benefit limitation for defined benefit plans qualifying under the Internal Revenue Code. A Company-established plan credited Mr. Johnson with deemed years of service for purposes of determining both the amount of and eligibility for retirement benefits under the Company’s retirement plans. The following tabulation shows the estimated aggregate annual pension payable to an employee under the qualified defined benefit pension plan and the supplemental executive retirement plan upon normal retirement at the end of fiscal year 2004 at age 65 under various assumptions as to final average annual compensation and years of service, and on the assumptions that the retirement plans will continue in effect during such time without change and that the employee will select a single life annuity option. The pension benefits shown below reflect an integration with Social Security benefits.

PENSION PLAN TABLE

Average Annual Compensation	Years of Service
	15	20	25	30	35	40	45
$250,000	$55,492	$73,989	$92,487	$110,984	$129,481	$147,979	$166,476
500,000	115,492	153,989	192,487	230,984	269,481	307,979	346,476
750,000	175,492	233,989	292,487	350,984	409,481	467,979	526,476
1,000,000	235,492	313,989	392,487	470,984	549,481	627,979	706,476
1,250,000	295,492	393,989	492,487	590,984	689,481	787,979	886,476
1,500,000	355,492	473,989	592,487	710,984	829,481	947,979	1,066,476
1,750,000	415,492	553,989	692,487	830,984	969,481	1,107,979	1,246,476
2,000,000	475,492	633,989	792,487	950,984	1,109,481	1,267,979	1,426,476
2,250,000	540,000	720,000	900,000	1,080,000	1,260,000	1,440,000	1,620,000
2,500,000	600,000	800,000	1,000,000	1,200,000	1,400,000	1,600,000	1,800,000
2,750,000	660,000	880,000	1,100,000	1,320,000	1,540,000	1,760,000	1,980,000
3,000,000	715,492	953,989	1,192,487	1,430,984	1,669,481	1,907,979	2,146,476
3,250,000	775,492	1,033,989	1,292,487	1,550,984	1,809,481	2,067,979	2,326,476
3,500,000	835,492	1,113,989	1,392,487	1,670,984	1,949,481	2,227,979	2,506,476

The compensation for the purpose of determining the pension benefits consists of annual compensation, Restricted Stock Awards, and LTIP Payouts. The years of credited service for individuals listed in the Summary Compensation Table are: 30 years for Mr. Johnson; 36 years for Mr. Ray; 14 years for Mr. Ettinger; 10 years for Mr. McCoy; and 34 years for Mr. Jorgenson.

NONQUALIFIED DEFERRED COMPENSATION PLAN

The Company’s Executive Deferred Income Plan II permits eligible employees to annually defer base salary, bonus amounts, long-term incentive plan payments and Operators’ Share dividends. The Plan also permits eligible employees to defer the delivery of shares of Company Restricted Stock and shares of Company Common Stock representing the gain on the exercise of stock options. The amounts deferred by each participant will be based on elections by each participant under the terms of the Plan. The Company may also credit to participants’ accounts certain amounts specified in the Plan relating to the Company’s profit sharing plan, and the Plan provides that the Company may make additional discretionary contributions to participants’ deferral accounts. Deferrals of cash compensation are credited with deemed investment gains and losses. Stock deferrals are credited to a stock unit account whose return reflects the return on the Company’s Common Stock. Payments under the Plan are made on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Payments relating to deferrals of cash compensation are paid in cash, and payments relating to stock deferrals are paid in shares of Company Common Stock that are authorized for issuance under the Company’s 2000 Stock Incentive Plan. In connection with the Plan, the Company has created a grantor trust, commonly known as a “Rabbi Trust.” The assets of the Trust will be used to pay benefits under the Plan, but the assets of the Trust are subject to the claims of general creditors of the Company. During fiscal year 2004, all of the executive officers listed in the Summary Compensation Table in this proxy statement participated in this Plan.

EQUITY COMPENSATION PLAN INFORMATION

As of October 30, 2004

Number of Securities Remaining
	Number of Securities to be	Weighted-Average	Available for Future Issuance
	Issued Upon Exercise of	Exercise Price of	under Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	7,967,092	20.01	3,610,462

Equity compensation plans not approved by security holders	—	—	—

Total	7,967,092	20.01	3,610,462

COMPARATIVE STOCK PERFORMANCE

The following graph produced by Research Data Group, Inc. compares the cumulative total stockholder return on the Company’s Common Stock during the five fiscal years preceding October 30, 2004, with the Standard & Poor’s 500 Index and the Standard & Poor’s Packaged Foods &Meats Index (assuming the investment of $100 in each vehicle on October 31, 1999, and the reinvestment of all dividends during such period).

Comparison of Five Year Cumulative Total Stockholder Return

Among Hormel Foods Corporation, the S & P 500 Index, and the S & P Packaged Foods &Meats Index

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Persons serving as members of the Compensation Committee during fiscal year 2004 were John G. Turner, John R. Block, John L. Morrison, and Dakota A. Pippins. None of these persons was an officer or employee of the Company or any of its subsidiaries during fiscal year 2004, was formerly an officer of the Company or any of its subsidiaries or had any other relationship with the Company or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

RELATED PARTY TRANSACTIONS

During fiscal year 2004, employees of the Company provided administrative services to The Hormel Foundation, which beneficially owns more than five percent of the Company’s Common Stock, for which The Hormel Foundation paid the Company $127,859, reimbursing the Company for its fully allocated cost for the employee time expended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, certain officers, and any persons holding more than ten percent of the Company’s Common Stock to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by those dates during 2004.

In making these disclosures, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the Commission. Based on those representations and reports, it is believed that all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent stockholders were met.

ITEM 3 – APPROVAL OF THE HORMEL FOODS CORPORATION

2005 LONG-TERM INCENTIVE PLAN

Consistent with the Compensation Committee’s determination to compensate the Company’s executive officers and other key employees in a manner designed to create incentives to maximize the achievement of long-term goals that are consistent with increasing stockholder value, on November 22, 2004, the Compensation Committee approved, subject to its approval by the Company’s stockholders, the Hormel Foods Corporation 2005 Long-Term Incentive Plan (“LTIP”). The LTIP is designed to reward participants only if certain specific, objective, preselected goals are achieved during the relevant performance period. The Company is seeking stockholder approval of the LTIP to qualify compensation paid under the LTIP as “qualified performance-based compensation,” as defined in Section 162(m) of the Code.

The following is only a summary of certain material features of the LTIP. The full text of the LTIP is attached hereto as Appendix C and is hereby incorporated herein by reference. Stockholders are urged to read the LTIP in its entirety before casting their votes.

Eligibility

The terms of the LTIP limit eligibility to receive an award thereunder to management or highly compensated employees, as selected by the Compensation Committee. At the present time, the Compensation Committee intends to limit participation in the LTIP to officers of the Company and/or its subsidiaries. The purpose of this limitation is to increase the incentives, and compensation risks, for the executives whose positions of responsibility can most affect the performance of the Company, with the goal of aligning their personal financial interests more closely with long-term stockholder interests. Directors of the Company or any affiliate of the Company who are not also employees of the Company or any affiliate are not eligible to participate in the LTIP. There were approximately twenty-five persons employed by the Company and its subsidiaries, as of December 23, 2004 who the Compensation Committee believes would be currently eligible to receive awards under the LTIP.

Administration

The LTIP is administered by the Compensation Committee (“the Committee”). The Committee has the authority to select the individuals to whom awards are granted, to determine the amount of such awards and to set the terms and conditions of such awards. The Committee has the authority to establish rules for the administration of the LTIP, and determinations and interpretations are binding on all interested parties.

Award Formula, Business Criteria

Each award under the LTIP will represent the right to receive a cash payment at the time at which all conditions to pay the award have been satisfied. Awards are payable solely in cash, and may be made subject to approved deferred compensation elections by eligible participants under the Company’s existing executive deferred compensation plan. For purposes of the formula calculating pension benefits under the supplemental executive retirement plan, payments received under the LTIP will be prorated over the performance period to which the payments relate.

Awards may provide that more or less than 100% of the amount granted thereunder may be earned upon satisfaction of the conditions provided for them, subject to the terms and conditions of the Plan. Awards will be made solely pursuant to a written agreement between the Company and the participant setting forth the specific terms and conditions of the award.

Awards may be granted for such performance periods as may be determined by the Committee. The right to have a performance-based award become payable in any fashion will be determined solely on account of the attainment of one or more preestablished, objective performance goals selected by the Committee at the time of the grant of the performance-based award. The performance goals will be based on a comparison of the Company’s “Total Shareholder Return” to the Total Shareholder Return of a group of peer companies selected by the Committee. As used in the Plan, “Total Shareholder Return” means the increase (or decrease) in fair market value (as defined in the Plan) of a share of common stock, together with dividends deemed reinvested as provided in the Plan, during the performance period. The percentage ranking of the Company’s Total Shareholder Return within the peer group will determine whether no award, a fraction of the award, the full award, or a multiple of the award is paid, based on the ranking goals established by the Committee.

Subject to approval of the Plan by the Company’s stockholders at the 2005 Annual Meeting of Stockholders, the first awards will be granted for the period commencing October 30, 2005 and ending the tenth day on which shares are traded on the New York Stock Exchange following October 26, 2008. For such performance period, the performance goal(s) for such awards were based upon Total Shareholder Return measured over the performance period among a peer group of other companies, as described in the LTIP Awards Table at page 15.

Restrictions on Awards and Transfers; No Right to Employment

No award granted under the LTIP may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the individual to whom it is granted.

The maximum amount which may be paid to any participant pursuant to any award with respect to any performance period shall not exceed the fair market value of three hundred thousand shares of the voting common stock of the Company determined in the manner provided for in Section 5.2 of the LTIP for determining “fair market value” at the end of the performance period.

The granting of an award does not create any rights in the participant with respect to his or her continued employment with the Company or any affiliate of the Company.

Federal Income Tax Consequences

The following is a summary of the principal federal income tax consequences generally applicable to awards expected to be made under the LTIP. The grant of an award is not expected to result in any taxable income for a participant. Upon achievement of the designated performance goals during a performance period with respect to any grant, payment pursuant to the award will be taxable to the participant as ordinary income. Subject to the usual rules concerning reasonable compensation, and assuming as expected that compensation paid under the LTIP is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Company will be entitled to a tax deduction for that same amount at the time a participant recognizes ordinary income.

Section 162(m) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s four most highly compensated executive officers other than the chief executive officer. However, “performance-based” compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more “outside directors”, (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum amount which may be paid to any participant pursuant to any award with respect to any performance period, are approved by a majority of the corporation’s stockholders and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Compensation Committee currently consists solely of “outside directors” as defined for purposes of Section 162(m) of the Code, and it is the intent of the Board of Directors that all future Compensation Committee members will also satisfy that definition. The Plan is intended to comply with the requirements of Section 162(m) with respect to performance-based grants and awards paid in the future to employees whose remuneration is likely to exceed $1 million in any year. However, there is no definitive guidance on certain matters and it is possible that some amounts payable under the Plan would not qualify.

Termination

The LTIP will terminate on the last Sunday of October, 2015, and no awards may be made after that date. Unless otherwise expressly provided in the LTIP or an applicable award agreement, however, any award granted prior to the last Sunday of October, 2015, may extend beyond such date.

Amendment

The Committee may amend, alter or discontinue the LTIP at any time; provided that stockholder approval must be obtained for any such action that, absent such stockholder approval, would cause any compensation paid pursuant to any awards made pursuant to the LTIP not to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the LTIP or any award agreement in the manner and to the extent it shall deem desirable to carry the LTIP into effect. The Committee may waive any condition of, or rights of the Company under, any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

New Plan Benefits

Regulations of the Securities and Exchange Commission call for a table setting forth the amounts that will be received by (i) the CEO and four other executive officers named in this proxy statement, (ii) the Company’s executive officers as a group, (iii) directors who are not executive officers as a group, and (iv) all employees, including officers who are not executive officers, as a group, under the plan being submitted to the stockholders for approval, if such amounts are determinable. If such amounts are not determinable, which is the case for the LTIP, the Company is required to set out the amounts which would have been received for the last fiscal year if the plans had been in effect. Directors who are not executive officers are not eligible to receive any payment under the plan.

In the case of the Long-Term Incentive Plan, the Company is unable to provide meaningful information as to amounts which would have been received for the last fiscal year if the plan had been in effect, since payment, if any, is entirely dependent on comparing two variables at a future point in time. Thus, in order to provide the best information available, the Company has extended the LTIP Awards Table at page 15 to include all executive officers as well as the CEO and four other executive officers named in the proxy statement. There are presently no other participants in the plan.

Board Recommendation

The Board of Directors recommends that you vote FOR this Proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Vote Required

The affirmative vote of the holders of a majority of shares of Common Stock, present in person or by proxy, voted at the meeting, is required for approval of the Plan under Section 162(m) of the Code.

ITEM 4 – STOCKHOLDER PROPOSAL

REQUESTING A SUSTAINABILITY REPORT

The Adrian Dominican Sisters, 1257 E. Siena Heights Drive, Adrian, Michigan, beneficial owners of 25,150 shares of Hormel Foods Corporation Common Stock, as the sponsor, has notified the Company that they intend to present the following resolution at the Annual Meeting of Stockholders. As required by the rules of the Securities and Exchange Commission, the resolution and supporting statement are reprinted as they were submitted to the Company:

ENVIRONMENTAL PERFORMANCE

Hormel

RESOLVED: Shareholders request the Board to issue a sustainability report by August 2005, at reasonable cost and omitting proprietary information, examining the environmental impacts of both company-owned and contract livestock operations.

SUPPORTING STATEMENT

Hormel’s Environmental Policy Statement indicates (company website) that the company will:

•                  strive to prevent the release of substances that cause environmental harm to the air, water or land

•                  minimize waste through source reduction and recycling.

•                  handle and dispose of wastes through safe, environmentally responsible methods.

•                  conduct regular environmental assessments at our facilities and make recommendations for improvements.

•                  encourage our business partners to strive for the same high levels of environmental performance.

•                  review the impact on the environment during corporate planning and decision making.

However, our company does not issue a public environment report. We observe that environmental performance is of increasing interest to investors. The environmental impacts of concentrated animal feeding operations (CAFOs) on air and water are of particular concern.

Leakage from CAFO waste lagoons and runoff have contaminated surface water and drinking water, impaired aquatic ecosystems, and reduced fish and shellfish harvests. U.S. EPA has adopted regulations to reduce runoff of animal wastes from CAFOs into waterways and several states have either restricted or banned new CAFOs. A study by Iowa State University concluded that “CAFO air emissions may constitute a public health hazard and that precautions should be taken to minimize” chemical and odor exposures from CAFOs. Numerous lawsuits have been filed by regulatory agencies and private plaintiffs, including class action claims, against odors, emissions and wastewater discharges from CAFOs in several states.

Hormel relies on contract suppliers for its beef, poultry and, especially, pork because the “hog production industry has been rapidly moving to very large, vertically integrated, year-round confinement operations operating under long-term supply agreements.” The company reported in January 2004 10-K that it purchased 79% of its pork under long-term supply contracts. It is not clear how Hormel ensures that its contract growers meet the EPA’s standards for CAFOs, or what effect violations by contract suppliers or litigation against them would have on the company.

In a recent ruling that may have national implications, a U.S. District Court ruled that Tyson Foods shared responsibility for pollution stemming from farms owned by contract farmers in Kentucky. This ruling could potentially subject other CAFOs - such as those for pigs - to similar lawsuits.

We believe that reporting on the environmental impacts of animal production operations carried out on contract farms will provide investors with a better understanding of Hormel’s possible environmental liabilities and allow them to better assess Hormel’s business model.

We request that the report include information relating to water usage, significant air emissions, water sources and other ecosystems affected by runoff and discharges, indices of fines for non-compliance associated with environmental issues and the performance of suppliers relative to environmental guidelines and programs currently used by the company.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO THE PROPOSAL

As reflected in our Environmental Policy Statement, Hormel Foods Corporation has great concern and respect for the environment. The Company devotes substantial resources every year to maintaining its facilities in an environmentally sound manner and strives to be a good corporate citizen in this regard. Although we recognize that environmental issues raise concerns with certain investors, the Board of Directors believes that the stockholder proposal set forth above should be rejected for all of the following reasons:

The Proposal implies that the CAFOs used by the Company’s suppliers are harming the environment, while it provides no evidence whatsoever to support that claim. Without any evidence of wrongdoing, undertaking efforts to police our suppliers is an unwise allocation of limited Company resources. This is particularly true when the Company is already required under federal, state and local law to file environmental reports with various governmental agencies relating to air permits, water usage, wastewater, hazardous substances, hazardous waste, and process safety management and risk management plans. Compliance with those laws and regulations is a part of the day-to-day business of the Company as it endeavors to produce safe, healthy products. The Company has an experienced staff of environmental engineers devoted to compliance with environmental regulations.

Moreover, the Proposal correctly states that the Company currently purchases the vast majority of its hogs under long-term supply contracts. The Company’s long-term supply contracts are carefully drafted specifically to limit the control that the Company may exercise over its suppliers’ operations; these contracts do not provide for the Company to conduct environmental assessments of the suppliers’ operations, as contemplated by the Proposal. The contracts are drafted to ensure that the Company is acting in compliance with applicable anti-corporate farming laws, which prohibit the Company from “farming or raising livestock.” Implementing the Proposal may expose the Company to the risk of violating anti-corporate farming laws.

In the last analysis, the Board of Directors believes our stockholders will be best served if the Company’s resources remain dedicated to accurate and timely compliance with applicable environmental regulations while remaining sensitive to emerging scientific data and reports relating to relevant environmental matters.

Board Recommendation

The Board of Directors recommends that you vote AGAINST this proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Vote Required

Adoption of the Proposal will require the affirmative vote of holders of a majority of the shares of Common Stock entitled to vote and represented in person or by proxy at the annual meeting.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the holders of the proxies will vote thereon in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

By order of the Board of Directors

JAMES W. CAVANAUGH
December 23, 2004	Secretary

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

A director is independent if:

A.           Neither the Company nor any subsidiary has employed a director in any position within the last three years, and no immediate family member* of the director has been an executive officer of the Company or any subsidiary within the last three years;

B.             Neither the director nor any immediate family member of the director received more than $100,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

C.             (i) Neither the director nor any immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (ii) The director is not a current employee of such a firm; (iii) The director has no immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) Neither the director nor any immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

D.            Neither the director nor any immediate family member of the director served as an executive officer of any company at the same time as a current executive officer served on the compensation committee of such company;

E.              No entity of which the director is an employee in any position, or of which any immediate family member of the director is an executive officer, made payments to, or received payments from, the Company and its consolidated subsidiaries in any of the last three years in excess of the greater of (i) $1 million; or (ii) 2% of that entity’s annual consolidated gross revenues; and

F.              The director has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company or its subsidiaries).

*For purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

APPENDIX B

HORMEL FOODS CORPORATION
AUDIT COMMITTEE CHARTER

Purpose:

The purposes of the Audit Committee are to report to the Board of Directors in its oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, to select the independent auditor, and determine the independent auditor’s qualifications and independence, and the performance of the Corporation’s internal audit function and independent auditor; and to produce an annual report for inclusion in the corporation’s proxy statement, in accordance with applicable rules and regulations.

Membership:

The Committee will consist of three or more independent members of the Board appointed from time to time by the Board. The Committee will consist solely of nonemployee Directors who meet the independence and experience requirements of the Securities and Exchange Commission and the New York Stock Exchange. Members of the Committee are subject to removal at any time by a majority of the Board. Any resulting vacancy may be filled by the Board.

Duties and Responsibilities:

The Committee is not responsible for preparing financial statements or performing audits, and its members are not auditors or certifiers of the Corporation’s financial statements.

The Committee will:

1.               Select the Corporation’s independent auditor (subject to stockholder ratification of the selection, if such ratification is required or sought), approve the fees to be paid to such firm, and terminate such firm when circumstances warrant.

2.               Review and discuss with the independent auditor the scope and plans for its audit examination, approve its services provided, its audit procedures and the results of the annual audit examination, including any accompanying management letters.

3.               Evaluate the independent auditor’s qualifications, performance and independence on an ongoing basis, but no less frequently than once per year.

4.               Establish policies and procedures for, and, as appropriate, approve the engagement of, the independent auditor for any nonaudit service (to the extent such service is not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, as amended) and the fee for such service, and consider whether the independent auditor’s performance of any nonaudit services is compatible with its independence.

5.               At least annually, obtain and review a report by the independent auditor describing:

•                  The independent auditor’s internal quality-control procedures.

•                  Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor’s firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

•                  All relationships between the independent auditor and the Corporation.

6.               Review and discuss with management and the independent auditor the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to the filing or release of such financial statements.

7.               Recommend to the Board whether, based on the review and discussions described in paragraphs (5) and (6) above, the annual audited financial statements should be included in the Corporation’s annual report on Form 10-K.

8.               Regularly review with the independent auditor any audit problems or difficulties and management’s response (including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management), and resolve disagreements between management and the independent auditor regarding financial reporting.

9.               Review the means of safeguarding assets of the Corporation and verify the existence of such assets.

10.         Review operations and programs to ascertain whether results are consistent with established goals and objectives.

11.         Establish clear hiring policies for employees or former employees of the independent auditor.

12.         Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

13.         Meet at least quarterly with management, the internal auditors and the independent auditor in separate executive sessions.

14.         Generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

15.         Discuss policies with respect to risk assessment and risk management and generally review processes established by management to manage and assess risk.

16.         Oversee the Corporation’s Code of Ethical Business Conduct, which will include (but not be limited to) a code of ethics for senior financial officers as contemplated by Section 406(c) of the Sarbanes-Oxley Act of 2002.

17.         Produce an annual report for inclusion in the Corporation’s proxy statement, in accordance with applicable rules and regulations.

18.         Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

19.         Conduct an annual performance evaluation of the Committee, in connection with which the Committee will review on a retrospective basis:

•                  Major issues regarding accounting principles and financial statement presentations, including any significant change in the Corporation’s selection or application of accounting principles.

•                  Major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

•                  Analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements.

•                  The effect on the financial statements of regulatory and accounting initiatives and off-balance sheet structures.

•                  Earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

20.  As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

The Committee will provide regular reports of its activities to the Board, specifically addressing any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors, or the performance of the internal audit function.

Meetings:

The Committee will meet four times annually, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business.

Resources and Authority:

The Committee will have the resources and authority to discharge its responsibilities, including sole authority to:

•                  Retain and terminate the independent auditor, which will be accountable to and report to the Committee.

•                  Approve any nonaudit relationship with the independent auditor, other than any relationship to provide services prohibited by Section 10A(g) of the Securities Exchange Act of 1934, as amended.

•                  Approve all audit engagement fees and terms.

In addition, the Committee will have authority to:

•                  Conduct or authorize investigations into any matters within its scope of responsibilities.

•                  Engage outside auditors for special audits, reviews and other procedures.

•                  Retain special counsel and other experts and consultants to advise the Committee.

•                  Approve the fees and other retention terms for such parties.

The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee has the authority to use other resources either within or outside the Corporation to address special circumstances when appropriate.

The Committee may delegate its authority to subcommittees established by the Committee from time to time, which subcommittees will consist of one or more members of the Committee and will report to the Committee.

Adoption of Charter:

This Charter was originally adopted by the Board of Directors on November 25, 2002.

APPENDIX C

HORMEL FOODS CORPORATION
2005 LONG-TERM INCENTIVE PLAN

ARTICLE I. ESTABLISHMENT

On November 22, 2004, the Compensation Committee of the Board of Directors of HORMEL FOODS CORPORATION, a Delaware corporation (the “Company”), approved and adopted an incentive plan for executives as described herein, which plan shall be known as the “HORMEL FOODS CORPORATION 2005 LONG-TERM INCENTIVE PLAN” (the “Plan”). The Plan shall be effective as of October 31, 2005, subject to its approval by the stockholders of the Company, and no payments shall be made pursuant to the Plan until after the Plan has been approved by the stockholders of the Company.

ARTICLE II. PURPOSE

The purpose of the Plan is to advance the long-term interests of the Company and its stockholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

ARTICLE III. ADMINISTRATION

3.1           Composition of the Committee. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, or a subcommittee thereof (the “Committee”), which shall consist of members appointed from time to time by the Board of Directors and shall comprise not less than such number of directors as shall be required to permit the Plan to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee administering the Plan shall be composed solely of “outside directors” within the meaning of Section 162(m) of the Code.

3.2           Power and Authority of the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (a) establish, amend, suspend, terminate or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to, or Award (as defined below in Section 3.4) made under, the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to, or Award made under, the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, holders of Awards, and their legal representatives and beneficiaries, and employees of the Company or of any “Affiliate” of the Company. For purposes of the Plan and any instrument or agreement relating to, or Award made under, the Plan, the term “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and any entity in which the Company has a significant equity interest, in each case as determined by the Committee in its sole discretion.

3.3           Delegation. The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or any Affiliate or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its power to (a) amend the Plan as provided in Article IX hereof, or (b) make determinations regarding Awards.

3.4           Qualified Performance-Based Compensation. An opportunity to receive compensation pursuant to the Plan (hereinafter referred to as an “Award(s)”) is intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The following requirements shall apply to all Awards made under the Plan:

a.               The right to receive payment pursuant to an Award shall be determined solely on account of the attainment of the preestablished, objective performance goals selected by the Committee in connection with the grant of the Award. Such goals shall be based solely on cumulative total return to stockholders compared to preselected peer groups as described below in Section 5.2. While the amount of Award(s) may vary among Participants (as defined below in Section 4.2), the goals established by the Committee shall apply to all Participants in the same manner.

b.              The performance period determined by the Committee during which the achievement of the performance goal or goals selected by the Committee with respect to any Award is to be measured (the “Performance Period”) is expected to be approximately three (3) years, and shall, in no case, be less than 24 months.

c.               The maximum amount which may be paid to any Participant pursuant to any Award with respect to any Performance Period shall not exceed the fair market value of three hundred thousand (300,000) shares of the voting common stock of the Company, determined in the manner provided in Section 5.2 for determining “fair market value” at the end of the Performance Period.

d.              Not later than 90 days after the beginning of each Performance Period selected by the Committee for an Award, it shall:

(i)	designate the Performance Period and all Participants for such Performance Period;

(ii)	designate the Peer Group (as defined below in Section 5.2); and

(iii)	establish the objective performance factors for all Participants for that Performance Period on the basis of cumulative total return to stockholders compared to preselected peer groups.

e.               Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing as to the attainment of the performance factors upon which any payments to Participants for that Performance Period are to be based.

f.                 Each of the foregoing provisions, and all of the other terms and conditions of the Plan as it applies to any Award, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

ARTICLE IV. ELIGIBILITY AND PARTICIPATION

4.1           Eligibility. The Plan is unfunded and is maintained by the Company for a select group of management or highly compensated employees. In order to be eligible to participate in the Plan, an employee of the Company or of its Affiliates must be selected by the Committee. In determining the employees who will participate in the Plan, the Committee may take into account the nature of the services rendered by the respective employees, their present and potential contributions to the success of the Company and such other factors as the Committee, in its sole discretion, shall deem relevant. A director of the Company or of an Affiliate who is not also an employee of the Company or an Affiliate, and all members of the Committee, shall not be eligible to participate in the Plan.

4.2           Participation. The Committee shall determine the employees to be granted an Award, the amount of each Award, the time or times when Awards will be made, the period of time over which such Awards are intended to be earned, and all other terms and conditions of each Award. The provisions of the Awards need not be the same with respect to any recipient of an Award (the “Participant”) or with respect to different Participants, except that the performance goals applicable to each Award shall be established in the same manner, as described below in Section 5.2. The Committee’s decision to approve an Award to an employee in any year shall not require the Committee to approve a similar Award or any Award at all to that employee or any other employee or person at any future date. The Company and the Committee shall not have any obligation for uniformity of treatment of any person, including, but not limited to, Participants and their legal representatives and beneficiaries and employees of the Company or of any Affiliate.

4.3           Award Agreement. Any employee selected for participation by the Committee shall, as a condition of participation, enter into a written agreement with the Company setting forth the terms and conditions of the Award (the “Award Agreement”). A separate Award Agreement will be provided to each Participant for each Award.

4.4           Employment. In the absence of any specific agreement to the contrary, no Award to a Participant under the Plan shall affect any right of the Company, or of any Affiliate of the Company, to terminate, with or without cause, the Participant’s employment with the Company or any Affiliate at any time. Neither the establishment of the Plan, nor the granting of any Award hereunder, shall give any Participant (a) any rights to remain employed by the Company or any Affiliate; (b) any benefits not specifically provided for herein or in any Award granted hereunder; or, (c) any rights to prevent the Company or any Affiliate from modifying, amending or terminating any of its other benefit plans of any nature whatsoever.

ARTICLE V. AWARDS

5.1           General. The Committee shall determine the Award or Awards to be made to each Participant, and each Award shall be subject to the terms and conditions of the Plan and the applicable Award Agreement. An Award shall be made solely in the form of a statement of a dollar amount based on attaining a specified goal, subject to an increase or reduction in such amount based on exceeding or failing to meet the goal, as described below in Section 5.2. Awards may be granted singly or in combination, or in addition to, in tandem with or in substitution for any grants or rights under any other employee or compensation plan of the Company or of any Affiliate. Awards may provide that more or less than 100% of the amount stated therein may be earned upon satisfaction of the conditions provided for therein, subject to the terms and conditions of the Plan. All or part of an Award may be subject to conditions and forfeiture provisions established by the Committee, and set forth in the Award Agreement.

5.2           Awards. Subject to the discretion of the Committee to reduce an Award, as provided below in Section 5.4, the payment to be made to a Participant on account of an Award shall be determined based on total shareholder return ranked against a peer group in the following manner:

(i)

The Committee shall designate a number of companies listed on the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, selected by the Committee in its sole discretion as comparable to the Company (the

“Peer Group”). With the exception of bankruptcy, in the event any Peer Group companies are not thereafter listed on either the New York Stock Exchange or American Stock Exchange, or quoted on NASDAQ, during the Performance Period, such companies will drop out of the Peer Group, and the size of the Peer Group shall be reduced accordingly.

(ii)

The Committee shall determine fair market value of a share of the voting common stock of each company in the Peer Group, and of the Company, as of the beginning and the end of the Performance Period. For purposes of the Plan, “fair market value” shall be (a) the average of the closing price of a company’s voting common stock on the New York Stock Exchange or on the American Stock Exchange on the ten trading days designated by the Committee at the beginning and end of the Performance Period, and (b) if the voting common stock is not listed on the New York Stock Exchange or the American Stock Exchange but is quoted on NASDAQ, the average of the last sale (National Market System) or the average between the highest bid and lowest asked prices for a share of voting common stock (National List) as quoted on NASDAQ on the ten trading days designated by the Committee at the beginning and end of the Performance Period.

(iii)

Within thirty days after the end of any Performance Period, the Committee shall calculate the total shareholder return for each company remaining in the Peer Group and for the Company. For purposes of the Plan, “total shareholder return” shall be calculated as follows for each company in the Peer Group and for the Company. The fair market value of a share of voting common stock shall be determined for each Peer Group company and the Company at the beginning of the Performance Period (the “Beginning Value”). During the Performance Period each dividend paid by any Peer Group company and the Company shall be deemed invested in that company’s voting common stock at the closing price of such stock on the date the dividend was paid. At the end of the Performance Period, the fair market value of a share of voting common stock plus the fair market value of any additional whole or fractional share of voting common stock deemed purchased with dividends shall be determined for each remaining Peer Group company and the Company (the “Ending Value”). In the event of stock splits or other recapitalizations (excepting stock repurchases or issuances of new stock for acquisitions), the Committee shall make such adjustment as it deems appropriate to maintain comparability between the Beginning Value and Ending Value. The percentage increase (or decrease) of Ending Value compared to Beginning Value is the total shareholder return.

(iv)

The Peer Group companies and the Company will be ranked according to total shareholder return during the Performance Period. The Committee will apply the Company’s ranking, in such manner as the Committee may determine for any Performance Period, to determine what percentage of the dollar amount specified in each Participant’s individual Award Agreement shall be paid to such Participant, which may be the amount, a fraction of the amount, a multiple of the amount, or nothing, provided that the percentage shall be calculated in the same manner and using the same performance standard for all Participants.

5.3           Payment of Awards. Payment of Awards shall be made solely in cash and may be made, subject to any deferred compensation election which may be permitted pursuant to the Hormel Foods Corporation Executive Deferred Income Plan II, at such times, with such restrictions and conditions as the Committee, in its sole discretion, may determine at the time of grant of the Awards.

5.4           Discretionary Reduction. The Committee shall retain sole and full discretion to reduce, in whole or in part, the amount of any cash payment otherwise payable to any Participant under this Plan.

ARTICLE VI. TERMINATION OF EMPLOYMENT

Each Award Agreement shall include provisions governing the disposition of an Award in the event of the retirement, disability, death or other termination of a Participant’s employment with the Company or an Affiliate.

ARTICLE VII. NONTRANSFERABILITY

Except as otherwise determined by the Committee, no Award shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during the time in which the requirement of continued employment or attainment of performance objectives has not been achieved. Each Award shall be paid during the Participant’s lifetime only to the Participant or, if permissible under applicable law, to the Participant’s legal representatives.

ARTICLE VIII. TAXES

In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Company may take such action, and may require a Participant to take such action, as it deems appropriate to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

ARTICLE IX. AMENDMENT AND TERMINATION

9.1           Term of Plan. Unless the Plan shall have been discontinued or terminated as provided in Section 10.2 hereof, the Plan shall terminate on the last Sunday in October, 2015. No Awards may be granted after such termination, but termination of the Plan shall not alter or impair any rights or obligations under any Award theretofore granted, without the consent of the Participant or holder or beneficiary thereof, except as otherwise provided in the Plan or the Award Agreement.

9.2           Amendments to and Termination of Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an Award Agreement, the Committee may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval would cause any compensation paid pursuant to any Award granted pursuant to the Plan to no longer qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

9.3           Correction of Defects, Omissions and Inconsistencies. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan or an Award Agreement, the Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Award or any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

ARTICLE X. MISCELLANEOUS

10.1         Governing Law. The Plan and any Award Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts, of the State of Delaware.

10.2         Severability. If any provision of the Plan, any Award or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan, any Award or any Award Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, the Award or the Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan, any such Award or any such Award Agreement shall remain in full force and effect.

10.3         No Trust or Fund Created. Neither the Plan nor any Award or Award Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or of any Affiliate.

10.4         Nature of Payments. Any and all cash payments pursuant to any Award granted hereunder shall constitute special incentive payments to the Participant, and, except as hereinafter provided, such payments shall not be taken into account in computing the amount of the Participant’s remuneration for purposes of determining the amount of any benefit payable to or with respect to the Participant under any employee pension benefit plan or employee welfare benefit plan (as those terms are defined in section 3 of ERISA) or in any agreement between the Company (or any Affiliate) and the Participant to provide similar benefits. However, such payments shall be taken into account as if they were received ratably during the Performance Period with respect to which they relate: (i) in determining benefits under any plan or agreement which expressly provides that they shall be taken into account, and (ii) in determining benefits under the Hormel Foods Corporation Supplemental Executive Retirement Plan and the Hormel Survivor Income Plan for Executives.

10.5         No Illegal Transactions. The Plan and any Award granted hereunder are subject to all laws and regulations of any governmental authority which may be applicable thereto; and, notwithstanding any provision of the Plan or any Award, Participants shall not be entitled to receive the benefit of any Award, and the Company and any Affiliate shall not be obligated to pay any such benefits to a Participant, if such receipt or payment of benefits would constitute a violation by the Participant or the Company or any Affiliate of any provision of any such law or regulation.

10.6         No Rights as Stockholder. Participants shall not have any rights as stockholders of the Company or any Affiliate as a result of the grant of an Award hereunder.

10.7         Headings. Headings are given to the Articles and sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SHARES COVERED BY THIS PROXY CARD ARE LISTED OPPOSITE

THE CODES WHICH ARE EXPLAINED BELOW

Your signature on this proxy card will appoint a proxy for the shares listed opposite code COMM if you are a shareholder of record and direct the proxy as to how to vote.

COMM – Shares held in your record account for which you are designating and directing a proxy.

Your signature will also serve as a voting direction to the trustee if you are in an employee plan (ESPP, JEPST, 401K-A or 401K-B) for any shares listed opposite the following codes:

ESPP	Shares held in your account in the Employee Stock Purchase Plan. By signing this proxy, you direct Wells Fargo Bank, N.A. to vote those shares, in person or by proxy, as designated herein.

JEPST

Shares held in your account in the Hormel Foods Corporation Joint Earnings Profit Sharing Trust. By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.

401K-A

Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan A (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.

401K-B

Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan B (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.

HORMEL FOODS CORPORATION
1 Hormel Place
Austin, MN 55912	proxy and voting direction

This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint Joel W. Johnson, Michael J. McCoy, Gary J. Ray or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorize them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on November 29, 2004, at the Annual Meeting of Stockholders to be held on January 25, 2005, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Hormel stock was held for your account on November 29, 2004. Please refer to the explanation above.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•            Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 24, 2005.

•            Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/hrl/ — QUICK *** EASY *** IMMEDIATE

•            Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 24, 2005.

•            Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•            Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hormel Foods, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
Please detach here if you are mailing your proxy card.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3, and a Vote AGAINST Item 4.

1. Election of directors:	01 John W. Allen	06 Joel W. Johnson	11 Gary J. Ray	☐ FOR all nominees (except as marked to the contrary below.)	☐ WITHHOLD AUTHORITY (to vote for all nominees)
	02 John R. Block	07 Susan I. Marvin	12 John G. Turner
	03 Jeffrey M. Ettinger	08 Michael J. McCoy	13 Robert R. Waller, M.D.
	04 E. Peter Gillette, Jr.	09 John L. Morrison
	05 Luella G. Goldberg	10 Dakota A. Pippins

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

2. To vote on ratification of appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors for the fiscal year which will end October 30, 2005.				☐ For	☐ Against	☐ Abstain

3.               To vote on approval of the Company’s Long-Term Incentive Plan to enable compensation paid under the Plan to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

				☐ For	☐ Against	☐ Abstain

4.               To consider and act upon a stockholder proposal requesting that the Company’s Board of Directors issue a sustainability report to stockholders by August 2005, examining the environmental impacts of both Company-owned and contract livestock operations, if presented at the meeting.

				☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR ITEMS 2 AND 3 AND AGAINST ITEM 4.

Address Change? Mark Box	☐	Indicate changes below:	Dated January	, 2005

Signature(s) in Box

Please sign exactly as name appears to the left. When
shares are held by joint tenants, both should sign. When
signing as attorney, executor, administrator, trustee or
guardian, please give full title as such. If a corporation,
please sign in full corporate name by President or other
authorized officer. If a partnership, please sign in
partnership name by authorized person.